SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – May 9, 2001

MELLON FINANCIAL CORPORATION
(Exact name of registrant as specified in charter)

Pennsylvania	1-7410	25-1233834
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	One Mellon Center 500 Grant Street Pittsburgh, Pennsylvania (Address of principal executive offices)	15258 (Zip code)

Registrant’s telephone number, including area code – (412) 234-5000

ITEM 5. OTHER EVENTS

By press release dated May 15, 2001, Mellon Financial Corporation (the “Corporation”) announced that its board of directors authorized a new repurchase program covering 25 million shares of the Corporation’s common stock. This new program will take effect following the completion of an existing 25 million share repurchase program approved in May 2000, which is expected to be complete before the end of the second quarter of this year.

By press release dated May 16, 2001, the Corporation announced that Christopher M. “Kip” Condron, president and chief operating officer, has resigned to join AXA Financial, Inc. as president and chief executive officer.

By separate release dated May 16, 2001, the Corporation announced that Stephen E. Canter and Ronald P. O'Hanley have been named to the Corporation's now seven-member Executive Management Group, the most senior management body, which sets corporate strategies and policies and oversees day-to-day operations.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

The following exhibits are filed herewith and, in the case of exhibits 1.3 and 4.9, are incorporated by reference into Registration Statement Nos. 333-33248 and 333-33248-01 pertaining to certain debt securities of Mellon Funding Corporation and the related guarantees of the Corporation.

Exhibit Number	Description

1.3	Underwriting Agreement dated as of May 9, 2001, between Mellon Funding Corporation (the “Company”), Mellon Financial Corporation (the “Corporation”) and Goldman, Sachs & Co., Bear, Stearns & Co. Inc. and Mellon Financial Markets, LLC, as Underwriters, relating to the issuance and sale of $300,000,000 aggregate principal amount of the Company’s 6.40% Subordinated Notes due May 14, 2011 and the related guarantees of the Corporation, together with the Mellon Funding Corporation Underwriting Agreement Standard Provisions (Debt) dated March 24, 2000.

4.9	Form of 6.40% Subordinated Note due May 14, 2011.

99.1	Mellon Financial Corporation Press Release, dated May 15, 2001, announcing the matter referenced in the first paragraph of Item 5 above.

99.2	Mellon Financial Corporation Press Release, dated May 16, 2001, announcing the matter referenced in the second paragraph of Item 5 above.

99.3	Mellon Financial Corporation Press Release, dated May 16, 2001, announcing the matter referenced in the third paragraph of Item 5 above.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MELLON FINANCIAL CORPORATION

Date: May 16, 2001	By: STEVEN G. ELLIOTT Steven G. Elliott Senior Vice Chairman and Chief Financial Officer

EXHIBIT INDEX

Number	Description	Method of Filing

1.3	Underwriting Agreement dated as of May 9, 2001	Filed herewith

4.9	Form of 6.40% Subordinated Note due May 14, 2011	Filed herewith

99.1	Press Release dated May 15, 2001	Filed herewith

99.2	Press Release dated May 16, 2001	Filed herewith

99.3	Press Release dated May 16, 2001	Filed herewith